Exhibit 97.2

Genworth Financial Inc. Supplemental Discretionary Clawback Policy
The Management Development and Compensation Committee (the “Committee”) of Genworth Financial, Inc. (the “Company”) has adopted the following executive compensation recoupment policy (the “Discretionary Clawback Policy”) covering the company’s executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended), and its principal accounting officer (collectively referred to as “Covered Officers”):
The Company will seek to recover, at the discretion and direction of the Committee, after it has considered the costs and benefits of doing so, (i) Incentive-Based Compensation granted to, earned by, awarded or paid to a Covered Officer, if the result of a performance measure upon which the award was granted, based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment (including, but not limited to, an “Accounting Restatement” as defined under the Company’s Incentive-Based Compensation Recovery Policy, effective December 1, 2023 (the “Mandatory Recovery Policy”), but excluding any adjustment due to a change in applicable accounting principles, rules or interpretations), and (ii) Service-Based Compensation that was granted, vested, exercised or paid to a Covered Officer during the three completed fiscal years preceding the date that the Company is required to prepare an Accounting Restatement.
In addition, if a Covered Officer engaged in Detrimental Conduct, the Company may take remedial and recovery action, at the discretion and direction of the Committee, after it has considered the costs and benefits of doing so, against any award or payment of Incentive-Based Compensation and/or Service-Based Compensation.
Definitions:
“Detrimental Conduct” means, on the part of any Covered Officer, (i) any misconduct or fraud that impacted any financial result or performance metric used in determining whether any Incentive-Based Compensation or Service-Based Compensation arrangement is granted, earned or vested; (ii) any material breach of any non-solicitation, noncompetition, confidentiality or other covenant owed to the Company; (iii) any material breach of an employment agreement; (iv) any material breach of any applicable Company policy, including the Company’s Code of Ethics; (v) any material failure to cooperate with an investigation conducted by the Company or any governmental authority; (vi) any conviction of a felony or a crime of moral turpitude; (vii) any instance of fraud, theft, embezzlement or material dishonesty to the detriment of the Company; or (viii) the willful engagement in conduct that is demonstrably injurious to the Company (monetarily, reputationally or otherwise). For the avoidance of doubt, the definition of “Detrimental Conduct” does not include any disclosure or reporting of possible violations of applicable law or regulation to any governmental agency or entity, including the United States Department of Justice or the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.
“Financial Reporting Measure” means a measure that is determined and presented in accordance with accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
“Service-Based Compensation” means any compensation (whether cash- or equity-based) that is granted, earned, or vested based wholly upon the satisfaction of time- or service-based requirements. For the avoidance of doubt, Service-Based Compensation shall not include Incentive-Based Compensation, base salary or hourly wages.
This Discretionary Clawback Policy supplements the Mandatory Recovery Policy and any requirements otherwise imposed pursuant to applicable law or regulations, and any other clawback or recoupment provision in the Company’s policies, plans, awards and individual employment or other agreements (including any recoupment provisions in the Company’s equity incentive plans or award agreements), and any other rights or remedies available to the Company, including termination of employment.
Covered Officers must sign the acknowledgment in the form of Annex A as soon as practicable after the later of (i) the effective date of this policy or (ii) the date on which the individual is appointed to a position or designated as a Covered Officer.
Adopted by the Committee on October 28, 2025

ANNEX A

ACKNOWLEDGMENT AND AGREEMENT

I acknowledge that I have received and reviewed a copy of the Genworth Financial, Inc. Supplemental Discretionary Clawback Policy, which may be amended from time to time (the “Policy”), and agree to be bound by and subject to its terms and conditions for so long as I am a “Covered Officer” under the Policy. I further acknowledge, understand and agree that, as a Covered Officer, the Policy could affect the compensation I receive or may be entitled to receive from Genworth Financial, Inc. or its subsidiaries under various agreements, plans and arrangements with Genworth Financial, Inc. or its subsidiaries. To the extent permitted by law, I hereby authorize the Genworth Financial, Inc. to deduct from or cause the forfeiture of my wages and other forms of compensation (including but not limited to bonus, incentive, and equity compensation) any reimbursement or recovery pursuant to the Policy.

Signed:     ______________________

Print Name:     ______________________

Date:         ______________________